Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

Carlos H. Cascos
Secretary of State

Office of the Secretary of State

CERTIFICATE OF CONVERSION

The undersigned, as Secretary of State of Texas, hereby certifies that a filing instrument for

InterLok Key Management, LLC
File Number: 800667113

Converting it to

Interlok Key Management, Inc.
File Number: 802482257

has been received in this office and has been found to conform to law. ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing the acceptance and filing of the conversion on the date shown below.

Dated: 06/16/2016

Effective: 06/16/2016

Carlos H. Cascos
Secretary of State